EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
---------------------

For:  MAF Bancorp, Inc.                    Contacts: Jerry A. Weberling, Chief
      55th Street & Holmes Avenue                      Financial Officer
      Clarendon Hills, IL 60514                      Michael J. Janssen, Senior
                                                       Vice President
      www.mafbancorp.com                               (630) 325-7300


      MAF BANCORP REPORTS RECORD THIRD QUARTER RESULTS OF $.71 PER SHARE,
           INCLUDING $.11 PER SHARE GAIN ON SALE OF SERVICING RIGHTS


Clarendon Hills, Illinois, October 19, 2000 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the quarter ended September 30, 2000 increased 36% to $.71 per diluted share, compared to $.52 per diluted share reported in last year's third quarter. The current period results included a pre-tax gain of $4.3 million on the sale of mortgage servicing rights, equal to $.11 per diluted share on an after-tax basis. Exclusive of this gain, earnings were a record $.60 per diluted share, advancing by 15% over the prior year quarter.

Net income for the period totaled $16.5 million compared to $12.9 million in the year earlier period. Cash earnings per share (diluted), which excludes amortization of goodwill and deposit base intangibles, totaled $.75 in the current quarter compared to $.55 in last year's third quarter. Return on average equity and return on average assets were 18.08% and 1.32%, respectively, in the current quarter compared to 14.77% and 1.19% in last year's comparable period. Exclusive of the gain on sale of servicing rights, return on average equity and return on average assets were 15.21% and 1.11%, respectively, in the current quarter.

In addition to the loan servicing sale gain, the strong results for the quarter were attributable to higher net interest income, which increased by nearly 9% from a year ago, and growth in deposit account service fees which improved by 28% from the 1999 third quarter. These improvements were partially offset by lower gains on sales of loans and investment securities and an increase in non-interest expense and income tax expense. Earnings per share was positively impacted by a lower number of outstanding shares resulting from the ongoing stock repurchase program.

Net interest income, after provision for loan losses, totaled $31.3 million for the quarter ended September 30, 2000 compared to $29.0 million a year ago and $31.8 million in the quarter ended June 30, 2000. The net interest margin declined to 2.67% compared to 2.75% for the quarter ended June 30, 2000. In last year's third quarter, the net interest margin was 2.85%. The yield on average interest-earning assets increased 12 basis points to 7.38% over the past three months while the cost of interest-bearing liabilities increased by 20 basis points to 5.07%. A rising short-term rate environment, coupled with the flat to inverted yield curve, led to a compression in the net interest spread and a corresponding reduction in the net interest margin. Management expects that there will be continued pressure on the net interest margin in the near term, due to higher funding costs from upward repricing of certificates of deposit and borrowed funds.

Average interest-earning assets in the current quarter grew to $4.78 billion from $4.12 billion reported for last year's third quarter and up from $4.67 billion reported for the quarter ended June 30, 2000.

Increases in loans receivable balances led to the growth in interest-earning assets. The balance sheet loan growth was generated from adjustable rate single-family mortgages and consumer loans, primarily home equity lines of credit. New marketing initiatives have resulted in a 42% annualized increase in consumer loans since the start of the year, with balances totaling $201 million at September 30, 2000. Overall loan volume totaled $386.1 million in the current quarter, down from the $456.9 million reported for the quarter ended September 30, 1999 and the $429.3 million reported for the quarter ended June 30, 2000. The lower loan volume was primarily due to a decline in mortgage refinancing activity compared to last year and the recent decision to significantly reduce wholesale lending.

Non-interest income increased to $13.2 million in the current quarter, compared to $8.7 million reported in the third quarter of last year. Exclusive of the $4.3 million gain on the servicing rights sale, total non-interest income remained steady at $8.8 million. Positive results in real estate development income and higher fee income from deposit account products were offset by reduced gains on sales of loans and investment securities, and lower loan servicing fee income.

The Company sold mortgage servicing rights relating to approximately $600 million of mortgage loans, or approximately 46% of the Company's total portfolio of loans serviced for others. Allen Koranda, Chairman of the Board and Chief Executive Officer commented, "We historically have not been a seller of servicing rights and we expect to continue to service loans we sell to others. However, we felt that prevailing prices for servicing were very attractive, offering a compelling financial opportunity." As a result of this sale, management expects that loan servicing fee income will decrease by approximately $700,000-$900,000 in 2001.

The Company's real estate development operation reported outstanding results in the current quarter, with income totaling $2.6 million. A total of 72 residential lots were sold in the current quarter compared to 22 lots in last year's third quarter. The prior year period's income of $2.5 million included a pre-tax gain of $2.3 million on the sale of two commercial parcels. Demand in the Company's Tallgrass of Naperville development continues to be strong, with margins expanding and income totaling $2.4 million on sales of 70 lots in the current quarter. The demand for lots in the Tallgrass subdivision has reduced available inventory pending completion of improvements in the next phase of the project. As a result, real estate development income in the next quarter is expected to be significantly lower than in the current quarter. Based on the strong demand in Tallgrass and a new project in Sugar Grove, IL expected to commence in 2001, management currently expects that pre-tax income from real estate development in 2001 should be in the range of $7.0-$9.0 million.

Deposit account service fees totaled $3.4 million for the current quarter, up 28% from the $2.7 million reported for the quarter ended September 30, 1999. Deposit account fee income continues to be one of the Company's strongest revenue growth areas. The recent increase in the year-over-year growth rate for deposit account service fees reflects the success of efforts aimed at growing the Bank's transaction account base. Total checking accounts exceeded 113,300 at quarter end, increasing at an annualized rate of 14.0% during the first nine months of this year.

Higher interest rates, competitive pricing pressures, and a higher level of adjustable rate loan originations led to continued low mortgage banking profits resulting from loan sales. Total loan sales generated gains of $272,000 in the current quarter compared to $464,000 a year ago. Loan sales in the current quarter totaled $98.6 million compared to $140.4 million for the quarter ended September 30, 1999. Recently, the Bank has begun to experience a shift in consumers' preferences to fixed-rate mortgage loans, due in part to a decline in long-term interest rates. Because the Company generally sells fixed rate mortgage originations, this change may result in higher mortgage banking profits in 2001 from gains on sale of loans, and lead to more moderate balance sheet growth next year.

Non-interest expense totaled $18.4 million in the current quarter, compared to $17.2 million reported for the quarter ended September 30, 1999 and $18.0 million for the quarter ended June 30, 2000. Compensation and benefits expense totaled $10.4 million in the current quarter, compared to $9.6 million a year ago. This change was primarily due to normal compensation increases and compensation associated with three additional branch locations. Office occupancy expense rose $272,000 due primarily to operational expenses at three additional branches acquired in the past year. Amortization of intangibles increased to $1.2 million from $1.0 million related to deposits acquired at three additional branches in the past year.

The ratio of total non-interest expense to average assets improved to 1.47% for the current quarter, compared to 1.59% in last year's third quarter and 1.47% in the second quarter of 2000. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 45.3%, excluding the gain on sale of servicing rights. This measure is considerably better than peer group averages. Income tax expense totaled $9.6 million in the current quarter, equal to an effective income tax rate of 36.7%, compared to $7.7 million and an effective tax rate of 37.3% for the quarter ended September 30, 1999.

Asset quality remained excellent during the quarter. Non-performing assets at September 30, 2000 increased to $17.3 million, or .34% of total assets, compared to $16.2 million or .33% of total assets at June 30, 2000. The Company recorded a provision for loan losses of $500,000 in the current quarter, with net charge-offs totaling $203,000. The Bank's allowance for loan losses was $18.2 million at September 30, 2000, equal to 114% of total non-performing loans, 105% of total non-performing assets and .43% of total loans receivable. At September 30, 2000, a total of 89% of the Company's loan portfolio consisted of one-to-four family residential mortgage loans.

For the nine months ended September 30, 2000, net income totaled $43.3 million compared to $37.8 million for the comparable period last year. Earnings per share increased to $1.83 per diluted share compared to $1.51 per diluted share for the first three quarters of 1999, an increase of 21%. Exclusive of the servicing rights gain in 2000, the year-over-year earnings per share increase was 14% for the nine-month period. Return on average equity was 15.17% for the nine months ended September 30, 2000 and return on average assets was 1.11%, both excluding the gain on sale of servicing rights.

Net interest income after provision for loan losses totaled $93.3 million, up 8.6% from the $86.0 million reported for the first nine months of 1999. The net interest margin declined to 2.71% in the current nine-month period compared to 2.92% a year ago, while average interest-earning assets expanded by 17.1% to $4.65 billion from $3.97 billion last year.

Non-interest income increased by $3.1 million for the first nine months of 2000 compared to last year, the result of the gain on the servicing rights sale, improved real estate development income and higher deposit account fees, offset by $3.8 million in lower mortgage banking revenue and investment securities gains. Income from real estate operations improved by $785,000, or 11.2%, and deposit account service fees increased by $1.7 million, or 22.7%. Non-interest expenses increased by $4.2 million, or 8.4%, due in part to the Company's internal growth and branch acquisitions as well as from increased marketing costs relating to the Company's radio-based branding campaign. This initiative, along with heavier print advertising for deposit products, has been instrumental in expanding total deposits and new retail checking account openings.

Total assets increased to $5.07 billion at September 30, 2000, up $80.5 million from the $4.99 billion reported at June 30, 2000. The growth in assets during the three-month period was driven by an increase in loans receivable of $92.3 million. The balance of loans receivable at September 30, 2000 stood at $4.29 billion. Deposit balances grew by $29.7 million in the quarter, totaling $2.91 billion at September 30, 2000.

Borrowed funds increased by $22.0 million to $1.69 billion at September 30, 2000, compared to $1.67 billion at June 30, 2000. Total stockholders' equity was $373.9 million at September 30, 2000, resulting in a stated book value per share of $16.19 and a tangible book value per share of $13.16. The Company repurchased 88,500 shares of its common stock during the current quarter at an average price of $19.58 per share. The Bank's tangible, core and risk-based capital percentages of 6.19%, 6.19% and 11.83%, respectively, at September 30, 2000 exceeded all regulatory requirements by a significant margin.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 27 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.


                          Forward-Looking Information
                          ---------------------------

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company include, but are not limited to, unanticipated changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in the Company's market area, the possible short-term dilutive effect of potential acquisitions, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)

                                                           THREE MONTHS ENDED      NINE MONTHS ENDED
                                                              SEPTEMBER 30,          SEPTEMBER 30,
                                                            2000        1999       2000       1999
                                                            ----        ----        ----       ----
                                                              (UNAUDITED)             (UNAUDITED)

Interest income ......................................    $88,310      72,119     253,032     208,452
Interest expense .....................................     56,475      42,798     158,593     121,685
                                                          -------      ------     -------     -------
   Net interest income ...............................     31,835      29,321      94,439      86,767
Provision for loan losses ............................        500         300       1,100         800
                                                          -------      ------     -------     -------
   Net interest income after provision for loan losses     31,335      29,021      93,339      85,967
Non-interest income:
   Gain (loss) on sale of:
     Loans receivable ................................        272         464         476       2,225
     Mortgage-backed securities ......................         --          --        (700)        113
     Investment securities ...........................          4         494         137       1,032
     Foreclosed real estate ..........................        (27)       (241)        177        (121)
     Mortgage loan servicing rights ..................      4,337          --       4,337          --
   Income from real estate operations ................      2,625       2,478       7,801       7,016
   Deposit account service charges ...................      3,439       2,679       9,109       7,425
   Loan servicing fee income .........................        365         751       1,394       1,781
   Brokerage commissions .............................        586         719       1,740       1,938
   Other .............................................      1,585       1,399       4,292       4,287
                                                          -------      ------     -------     -------
     Total non-interest income .......................     13,186       8,743      28,763      25,696
Non-interest expense:
   Compensation and benefits .........................     10,408       9,554      30,665      28,289
   Office occupancy and equipment ....................      2,071       1,799       5,976       5,424
   Federal deposit insurance premiums ................        153         390         449       1,187
   Data processing ...................................        784         665       2,236       1,856
   Advertising and promotion .........................        830       1,049       2,720       2,404
   Amortization of goodwill ..........................        812         662       2,307       1,962
   Amortization of core deposit intangibles ..........        355         289       1,004         943
   Other .............................................      3,025       2,809       8,764       7,856
                                                          -------      ------     -------     -------
     Total non-interest expense ......................     18,438      17,217      54,121      49,921
                                                          -------      ------     -------     -------
     Income before income taxes ......................     26,083      20,547      67,981      61,742
Income taxes .........................................      9,570       7,671      24,688      23,948
                                                          -------      ------     -------     -------
     Net income ......................................    $16,513      12,876      43,293      37,794
                                                          =======      ======     =======     =======

Basic earnings per share .............................    $   .71         .53        1.85        1.55
                                                          =======      ======     =======     =======
Diluted earnings per share ...........................    $   .71         .52        1.83        1.51
                                                          =======      ======     =======     =======

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)

                                                                            SEPTEMBER 30,   DECEMBER 31,
                                                                                2000            1999
                                                                                ----            ----
                                                                             (UNAUDITED)
ASSETS
------

Cash and due from banks .................................................    $   82,836     $   71,721
Interest-bearing deposits ...............................................        18,713         51,306
Federal funds sold ......................................................        89,772         35,013
Investment securities, at cost (fair value of $12,802 and $12,321) ......        12,361         11,999
Investment securities available for sale, at fair value .................       173,129        194,105
Stock in Federal Home Loan Bank of Chicago, at cost .....................        82,275         75,025
Mortgage-backed securities, at amortized cost
   (fair value of $81,576 and $92,095) ..................................        83,939         94,251
Mortgage-backed securities available for sale, at fair value ............        24,746         39,703
Loans receivable held for sale ..........................................        52,156         12,601
Loans receivable, net of allowance for losses of $18,167 and $17,276 ....     4,236,696      3,871,968
Accrued interest receivable .............................................        27,713         23,740
Foreclosed real estate ..................................................         1,321          7,415
Real estate held for development or sale ................................         6,348         15,889
Premises and equipment, net .............................................        46,946         42,489
Other assets ............................................................        64,789         49,640
Intangible assets, net of accumulated amortization of $13,866 and $10,555        70,028         61,200
                                                                             ----------     ----------
                                                                             $5,073,768     $4,658,065
                                                                             ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities:
   Deposits .............................................................    $2,906,240     $2,699,242
   Borrowed funds .......................................................     1,687,075      1,526,363
   Advances by borrowers for taxes and insurance ........................        41,593         34,767
   Accrued expenses and other liabilities ...............................        64,957         44,772
                                                                             ----------     ----------
     Total liabilities ..................................................     4,699,865      4,305,144
                                                                             ----------     ----------
Stockholders' equity:
   Preferred stock, $.01 par value; authorized
     5,000,000 shares; none outstanding .................................            --             --
   Common stock, $.01 par value;
     80,000,000 shares authorized; 25,420,650 shares issued;
     23,094,170 and 23,911,508 shares outstanding .......................           254            254
   Additional paid-in capital ...........................................       198,060        194,874
   Retained earnings, substantially restricted ..........................       227,126        198,156
   Stock in Gain Deferral Plan; 223,453 shares ..........................           511            511
   Accumulated other comprehensive loss, net of tax .....................        (1,329)        (3,675)
   Treasury stock, at cost; 2,549,933 and 1,732,595 shares ..............       (50,719)       (37,199)
                                                                             ----------     ----------
       Total stockholders' equity .......................................       373,903        352,921
                                                                             ----------     ----------
Commitments and contingencies ...........................................
                                                                             $5,073,768     $4,658,065
                                                                             ==========     ==========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                       (In thousands, except share data)

                                                                           SEPTEMBER 30,         DECEMBER 31,     SEPTEMBER 30,
                                                                               2000                  1999             1999
                                                                               ----                  ----             ----

Book value per share ...................................................   $     16.19          $     14.76       $     14.45
Tangible book value per share ..........................................         13.16                12.20             11.87
Stockholders' equity to total assets ...................................          7.37%                7.58%             7.92%
Tangible capital ratio (Bank only) .....................................          6.19                 6.32              6.35
Core capital ratio (Bank only) .........................................          6.19                 6.32              6.35
Risk-based capital ratio (Bank only) ...................................         11.83                12.32             12.37
Common shares outstanding:
   Actual ..............................................................    23,094,170           23,911,508        24,266,205
   Basic (weighted average) ............................................    23,121,187           24,043,647        24,196,070
   Diluted (weighted average) ..........................................    23,418,559           24,593,038        24,813,428

Non-performing  loans ..................................................   $    15,974          $    15,650       $    13,660
Non-performing  assets .................................................        17,295               23,065            21,463
Allowance  for loan losses .............................................        18,167               17,276            17,012
Non-performing loans to total loans ....................................           .38%                 .40%              .37%
Non-performing assets to total assets ..................................           .34                  .50               .48
Allowance for loan losses to total loans ...............................           .43                  .44               .46
Mortgage loans serviced for others .....................................   $   686,419          $ 1,226,874       $ 1,215,419
Investment in Bank real estate subsidiaries ............................         2,428                7,930             8,853

                                                                               THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                                  SEPTEMBER 30,                SEPTEMBER 30,
                                                                                  -------------                -------------
                                                                               2000          1999           2000          1999
                                                                               ----          ----           ----          ----
Average balance data:
   Total assets ........................................................   $ 5,013,319    $4,333,110     $4,882,945    $4,191,760
   Loans receivable ....................................................     4,256,770     3,630,144      4,108,961     3,484,200
   Interest-earning  assets ............................................     4,782,223     4,118,323      4,653,324     3,972,324
   Deposits ............................................................     2,748,745     2,559,086      2,677,682     2,549,147
   Interest-bearing  liabilities .......................................     4,417,146     3,786,950      4,305,975     3,655,971
   Stockholders' equity ................................................       365,368       348,603        357,422       342,052
Performance ratios (annualized):
   Return on average assets ............................................          1.32%         1.19%          1.18%         1.20%
   Return on average equity ............................................         18.08         14.77          16.15         14.73
   Cash return on average tangible assets ..............................          1.41          1.28           1.27          1.30
   Cash return on average tangible equity ..............................         23.10         18.93          20.81         19.06
   Average yield on interest-earning  assets ...........................          7.38          7.00           7.25          7.00
   Average cost of interest-bearing  liabilities .......................          5.07          4.48           4.91          4.45
   Interest rate spread ................................................          2.31          2.52           2.34          2.55
   Net interest margin .................................................          2.67          2.85           2.71          2.92
   Average interest-earning assets to average
     interest-bearing liabilities ......................................        108.26        108.75         108.07        108.65
   Non-interest expense to average assets ..............................          1.47          1.59           1.48          1.59
   Non-interest expense to average assets
     and loans serviced for others .....................................          1.18          1.25           1.48          1.59
   Efficiency ratio ....................................................         40.96         45.83          43.73          44.80
Loan originations and purchases ........................................   $   386,098    $   456,881    $1,122,327    $ 1,312,005
Loans and mortgage-backed  securities  sold ............................        98,564        140,382       208,048        352,251
Cash dividends  declared  per share ....................................           .10            .09           .29            .25